Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corp. Elects James Dandeneau,

Carmen Diersen To Board Of Directors

Bethel, CT, December 08, 2004 — Memry Corporation (AMEX: MRY) announced today the election of James Dandeneau, CEO and founder of Putnam Plastics Corporation, and Carmen L. Diersen, executive vice president and CFO of American Medical Systems Holding Inc. (Nasdaq: AMMD), to the company’s board of directors.

Dandeneau, 46, founded Putnam Plastics in 1984. Earlier this month, Memry closed on the transaction to acquire substantially all of the assets and selected liabilities of Putnam Plastics. Under his direction, Putnam Plastics has become one of the nation’s leading specialty polymer-extrusion companies serving the medical device industry. Dandeneau graduated from the University of Massachusetts Lowell with a bachelor of science degree in plastic engineering. He worked with Sabin Corporation, a division of Cook, Inc., from the time he graduated until he founded Putnam Plastics.

James G. Binch, CEO of Memry Corporation, said, “Jim Dandeneau is a leader in specialty polymer extrusion technology for the medical device industry. He has built Putnam Plastics from the ground up, beginning with one employee and two extruders. Today, Putnam’s annual revenue is in the $9 million to $11 million range and has been consistently profitable. The results of his innovativeness and talent have made Putnam a leader in its field, and we are confident that Jim’s skill set and knowledge will significantly benefit our activities going forward.”

Diersen, 44, has global financial responsibility for the public medical device company American Medical Systems. As CFO, she is also responsible for investor relations and strategic input as a member of the executive management staff.

Binch said, “Carmen brings over 20 years’ experience in a range of corporate roles. We are impressed with her ability to drive financial strategy and with her experience in the medical device industry. We are delighted to have her as part of Memry’s team.”

Before joining American Medical Systems, Inc. in March of 2004, Diersen spent over 11 years at Medtronic, Inc. in various roles. Her experience there included various financial positions and a general management role for the company’s musculoskeletal tissue services business. Prior to her time at Medtronic, Diersen held positions of increasing responsibility at Honeywell, Inc. Her credentials include a bachelor of science degree in accounting from the University of North Dakota, an M.B.A. with a concentration in strategic/general management from the University of Minnesota’s Carlson School of Management and a certificate of public accountancy.

Diersen was elected by Memry’s shareholders. Dandeneau was elected by Memry’s board of directors at their meeting that followed the company’s shareholder meeting. Diersen and Dandeneau replace Dr. Andrew L. Lux and Jack Halperin, whose tenures on the board of directors ended.

Binch said, “We would also like to thank our outgoing board members, Dr. Andrew Lux and Jack Halperin, for their guidance and assistance to the company and its senior management. We wish them well in their future endeavors.”

An investment profile on Memry may be found at http://www.hawkassociates.com/memry/profile.htm.

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments. The company’s commercial and industrial businesses produce semi-finished materials and components.

For more information, contact Memry Senior Vice President for Finance and Administration and CFO Robert P. Belcher at (203) 739-1100, e-mail: Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found on the website http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website: http://www.hawkassociates.com.

This release contains certain forward-looking statements, which involve known and unknown risks, uncertainties or other factors not under the company’s control, that may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.